                                                                       EXHIBIT 1

                                                                [LOGO]ZIFF
                                                                      DAVIS
                                                                      MEDIA

FOR IMMEDIATE RELEASE
---------------------

Contact:   Aimee D. Levine                         David F. Mullen
           VP, Corporate Communications            VP and Controller
           Ziff Davis Media Inc.                   Ziff Davis Media Inc.
           (212) 503-4881                          (212) 503-3201
           aimee_levine@ziffdavis.com              david_mullen@ziffdavis.com

    Ziff Davis Media Reports Results for the Quarter Ended December 31, 2001

New York, March 6, 2002 - Ziff Davis Media Inc., the leading information authority for buying and using technology, today reported operating results for the quarter ended December 31, 2001 for Ziff Davis Publishing Holdings Inc. (the company's principal restricted subsidiary) and for its unrestricted subsidiaries (Ziff Davis Development Inc. and Ziff Davis Internet Inc.). Ziff Davis Publishing Holdings Inc., reported earnings before interest expense, taxes, depreciation and amortization ("EBITDA") of $8.9 million for the quarter, compared to $32.4 million for the same period in fiscal 2001.

"Our management team has been aggressively executing upon its plan to drive growth for the company," said Chairman and Chief Executive Officer Robert Callahan. "While we have reduced the number of titles currently produced, we continue to invest in new ventures that have strong potential. Four such new ventures launched recently include: CIO Insight, Baseline, XBox Nation, and ExtremeTech.com. We also continue to look at further improving the performance of our operations, streamlining our operating costs and restructuring our balance sheet to provide us with the financial flexibility to execute on our business objectives while weathering the economic difficulties in both the tech sector and the economy in general. This comprehensive process will likely take several more quarters to complete, however, we expect that the outcome will significantly benefit the company for the long-term and further enhance our competitive position."

Ziff Davis Media Earnings Release

Financial Results for Quarter Ended December 31, 2001
-----------------------------------------------------

Financial Summary (1)

                                                                       UNRESTRICTED

                           RESTRICTED SUBSIDIARIES                  SUBSIDIARIES                       TOTAL COMPANY
---------------------- ---------------------------------  ----------------------------------  ---------------------------------
---------------------- ---------------- ----------------  ---------------- -----------------  ---------------- ----------------
           $ millions     3 Months         3 Months          3 Months          3 Months          3 Months         3 Months
                            Ended            Ended             Ended            Ended              Ended            Ended
                         12/31/2001       12/31/2000        12/31/2001        12/31/2000        12/31/2001       12/31/2000
---------------------- ---------------- ----------------  ---------------- -----------------  ---------------- ----------------
              Revenue            $66.8           $122.0             $7.1               $3.8            $73.9            $125.7

               EBITDA              8.9             32.4            (13.4)            (13.3)             (4.5)             19.1

        Restructuring
               Charge            232.6                -              19.4                 -             252.0                -
---------------------- ---------------- ----------------  ---------------- -----------------  ---------------- ----------------


Ziff Davis Publishing Holdings Inc.

Total revenue for the quarter was $66.8 million, compared to $122.0 million in the comparable prior year period. The decrease was primarily due to discontinued operations and the effects of the weak advertising marketplace resulting in a 48.4% decline in advertising pages.

Cost of production for the quarter was $24.0 million, compared to $37.6 million in the prior year period. The decrease primarily relates to a decline in the total number of pages produced in the company's publications resulting from discontinued operations, together with the impact of a weak advertising market.

Selling, general and administrative expenses were $33.8 million in the recent quarter (excluding $232.6 million of restructuring costs), down 34.6% or $17.9 million from $51.7 million in the comparable prior year period. This decline is primarily the result of cost reductions related to discontinued operations in the areas of circulation acquisition, editorial, marketing and sales as well as the impact of streamlining the company's infrastructure.

Ziff Davis Media Earnings Release

During the quarter ended December 31, 2001, the company continued its restructuring program with the closure of Smart Partner and the consolidation of Interactive Week into eWEEK. As a result of this restructuring, the company incurred a pre-tax charge of $232.6 million, of which $221.1 million was non-cash in nature related to the write-down of certain intangible and fixed assets and with the remaining charge related to workforce reductions and facilities consolidation. In addition to these restructuring actions, discretionary spending programs across the company are being reviewed, and where appropriate, reduced.

Ziff Davis Development Inc. and Ziff Davis Internet Inc.

Revenue and EBITDA losses for the company's unrestricted subsidiaries (Ziff Davis Development Inc. and Ziff Davis Internet Inc.) were $7.1 million and $(13.4) million for the quarter ended December 31, 2001 compared to $3.8 million and $(13.3) million, respectively, for the quarter ended December 31, 2000. The increase in revenue relates to advertising revenue from newly launched publications (CIO Insight and Baseline), and new Internet websites.

Cost of production related to the unrestricted subsidiaries was $2.5 million for the quarter ended December 31, 2001 compared to $4.2 million for the same period last year. The decrease relates to technology production costs in the prior year period related to our Internet ventures which were in their start-up phase. This was offset by increases in costs from our new publications, The Net Economy, CIO Insight and Baseline, which were in their early development stages during the prior year period.

Selling, general and administrative expenses related to the unrestricted subsidiaries were $18.1 million and $12.9 million for the quarter ended December 31, 2001 and 2000, respectively. The increase relates to our newly launched publications and Internet ventures which were in their early development stages during the prior period.

Ziff Davis Media Earnings Release

During the quarter ended December 31, 2001, the unrestricted subsidiaries incurred a pre-tax restructuring charge of $19.4 million, all of which was non-cash in nature, related to the write-down of values associated with capitalized software.

"We have re-focused the business plans of our unrestricted subsidiaries in recent months to align them much more strongly as strategic partners to the core business in Ziff Davis Publishing Holdings Inc.," said Bart W. Catalane, Chief Operating Officer and Chief Financial Officer. "This new focus will enable us to quickly reduce our cash burn going forward and enable us to capitalize on operating efficiencies."

Operating Highlights and Milestones
-----------------------------------

Quarter Ended December 31, 2001

     o    PC Magazine maintained its #1 market share position.

     o Ziff Davis Media Game Group maintained its #1 market share position within the games category.

     o eWEEK won Folio Magazine's Circulation Direct Marketing Award for best controlled circulation for a business magazine.

     o The Net Economy won Folio Magazine's Circulation Direct Marketing Award for best new subscription promotion for a controlled business publication.

First Quarter 2002

     o The Net Economy rises to the #2 market share position within its competitive set.

     o CIO Insight gains significant market share from its competitors - almost doubling its share to 40%.

     o Baseline, CIO Insight, Ziff Davis Smart Business and pcmag.com are finalists for the 2002 Jesse H. Neal National Business Journalism Awards. The awards recognize editorial excellence in independent business publications.

     o PC Magazine, celebrates its 20th anniversary and is lauded by Bill Gates as the "bible for the industry."

     o Yahoo! Internet Life receives three design awards from the Society of Publication Designers.

Ziff Davis Media Earnings Release

Cash Position and Financing Update
----------------------------------

As of December 31, 2001 the company had $19.5 million in cash and cash equivalents on the balance sheet compared with $17.5 million as of September 30, 2001.

As the company previously reported it has engaged Greenhill & Co., LLC as its financial advisors to assist senior management in evaluating strategic alternatives for recapitalizing the company's long-term debt. The company and its advisors have initiated discussions with its institutional creditors in an effort to establish a more appropriate long-term capital structure for the company.

On January 14, 2002, Ziff Davis Media entered into an amendment and forbearance agreement with respect to its senior credit facility with its existing bank lenders that will be in effect until March 15, 2002. The company is currently in discussions with its bank lenders to extend the forbearance period.

Business Outlook - Company Reiterates Previous Estimate
-------------------------------------------------------

The company reiterates its earlier projections that EBITDA for the first quarter of 2002 for Ziff Davis Publishing Holdings, Inc., will be between $2.0 and $5.0 million, or down 82% to 54%, respectively, versus $10.9 million for the quarterly period ended March 31, 2001.

On January 17, 2002, Ziff Davis Media changed its year end from March 31 to December 31. In accordance with the Securities and Exchange Commission filing requirements, the company will file the required transition report in a Form 10-K covering the nine-month period ending December 31, 2001.

Ziff Davis Media Earnings Release

Financial Results for Nine Months Ended December 31, 2001
---------------------------------------------------------

Financial Summary (1)

                          RESTRICTED SUBSIDIARIES           UNRESTRICTED SUBSIDIARIES                 TOTAL COMPANY
--------------------- --------------------------------    -------------------------------    --------------------------------
          $ millions     9 Months        9 Months            9 Months        9 Months           9 Months         9 Months
                          Ended            Ended              Ended           Ended               Ended           Ended
                        12/31/2001      12/31/2000          12/31/2001      12/31/2000         12/31/2001       12/31/2000
--------------------- --------------- ----------------    --------------- ---------------    ---------------- ---------------
             Revenue          $205.6           $346.4             $19.0            $6.7               $224.6          $353.1

              EBITDA            16.4             86.7             (46.8)          (24.7)              (30.4)            61.9

       Restructuring
              Charge           253.9                -               23.6               -               277.5               -
--------------------- --------------- ----------------    --------------- ---------------    ---------------- ---------------

Ziff Davis Publishing Holdings Inc.

For the nine months ended December 31, 2001, total revenue was $205.6 million, compared to $346.4 million in the comparable prior year period. The decrease was primarily due to discontinued operations and the effects of a weak advertising marketplace resulting in a 47.7% decline in advertising pages.

Cost of production for the nine months ended December 31, 2001 was $74.9 million, compared to $102.1 million in the comparable prior year period. The decrease primarily relates to a decline in the total number of pages produced in the company's publications resulting from discontinued operations together with the impact of a weak advertising market.

Selling, general and administrative expenses were $114.1 million in the nine month period (excluding $253.9 million of restructuring costs), down 28.1% or $44.5 million from $158.6 million in the comparable prior year period. This decline is primarily the result of cost reductions related to discontinued operations in the areas of circulation

Ziff Davis Media Earnings Release

acquisition, editorial, marketing and sales as well as the impact of streamlining the company's infrastructure.

EBITDA for the nine months ended December 31, 2001 was $16.4 million compared to $86.7 million in same period last year.

During the nine months ended December 31, 2001, the company implemented a comprehensive restructuring program including the closure of Family PC, Smart Partner and the consolidation of Interactive Week into eWEEK. As a result of this restructuring, the company incurred a pre-tax charge of $253.9 million, of which $231.4 million was non-cash in nature related to the write-down of values associated with certain intangible and fixed assets and with the remaining charge related to workforce reductions and facilities consolidation. The company incurred $1.1 million of the charge in the quarter ended March 31, 2001, $20.2 in the quarter ended September 30, 2001 and the remainder was incurred during the quarter ended December 31, 2001.

Ziff Davis Development Inc. and Ziff Davis Internet Inc.

Revenue and EBITDA losses attributable to the unrestricted subsidiaries were $19.0 and $(46.8) million during the nine months ending December 31, 2001 versus $6.7 million and $(24.7) million during the nine months ended December 31, 2000, respectively. The increase in revenue relates to advertising revenue from newly launched publications (The Net Economy, CIO Insight and Baseline), and new Internet websites.

Cost of production related to the unrestricted subsidiaries was $6.8 million compared to $4.3 million for the nine months ended December 31, 2001. The increase relates to the newly launched publications (The New Economy, CIO Insight and Baseline), which were in their early development stages during the same prior year period.

Selling, general and administrative expenses related to the unrestricted subsidiaries were $59.0 million and $27.2 million for the nine months ended December 31, 2001 and

Ziff Davis Media Earnings Release

2000, respectively. The increase relates to our newly launched publications and Internet ventures which were in their early development stages during the prior year.

During the nine months ended December 31, 2001, the unrestricted subsidiaries incurred a pre-tax restructuring charge of $23.6 million, $20.3 million of which was non-cash in nature, related to the write-off of capitalized software. The remaining charges are related to workforce reductions and facilities consolidation.

Investor Conference Call
------------------------

The Company's management will hold a conference call on Wednesday, March 6, 2002 at 2:00 PM EST. In order to participate in the call please dial 1-888-566-5778 for domestic calls and 1-415-228-3886 for international calls at 1:50 PM EST and give the operator the following information: Company: Ziff Davis Media Inc.;
Passcode: Ziff Davis Media; Leader: Bart Catalane.

About Ziff Davis Media Inc.
---------------------------

Ziff Davis Media Inc. (www.ziffdavis.com) is the leading information authority for buying and using technology. In the U.S., Ziff Davis Media publishes 13 industry-leading business and consumer publications: PC Magazine, eWEEK, Ziff Davis Smart Business, The Net Economy, CIO Insight, Baseline, Yahoo! Internet Life, Electronic Gaming Monthly, Official U.S. PlayStation Magazine, Computer Gaming World, GameNow, Pocket Games and XBox Nation. Ziff Davis Media publishes more than 45 titles around the world through licensing agreements in 30 countries. The company is also a developer of innovative web sites including PCMag.com and ExtremeTech.com. It provides custom media solutions through Ziff Davis Custom Media; industry analyses through Ziff Davis Market Experts; and state-of-the-art Internet and technology testing through eTESTING LABS. The company also produces conferences, seminars and webcasts.

Endnote:

(1) All figures shown are for Ziff Davis Publishing Holdings Inc., the restricted subsidiary under the company's senior credit agreement. Prior year figures have been restated to reflect the transfer of eTESTING LABS to Ziff Davis Development Inc. Results for Ziff Davis Development Inc. and Ziff Davis Internet Inc., the company's unrestricted subsidiaries, are not reflected in the Ziff Davis Publishing Holdings Inc. figures.

Except for historical information contained herein, the statements made in this release (including projected EBITDA for the quarter ended March 31, 2002 and estimate of decreased cash usage in the unrestricted subsidiaries) constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

                              ZIFF DAVIS MEDIA INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  For the Three Months Ended December 31, 2001
                                 (in thousands)
                                   (unaudited)

                                                                                        2001
                                                         --------------------------------------------------------------------
                                                              Restricted            Unrestricted
                                                             Subsidiaries           Subsidiaries           Consolidated
                                                         ---------------------  ---------------------  ----------------------
   Revenue, net                                                    $   66,783              $   7,159              $   73,942

   Cost of production                                                  24,021                  2,491                  26,512
   Selling, general and administrative expenses                        33,826                 18,119                  51,945
   Restructuring charge                                               232,608                 19,381                 251,989
   Depreciation expense                                                 3,921                  1,446                   5,367
   Amortization expense                                                13,900                      -                  13,900
   ----------------------------------------------------  ---------------------  ---------------------  ----------------------

   Loss from operations                                              (241,493)               (34,278)               (275,771)

   Loss on sale of joint venture                                       (7,802)                     -                  (7,802)
   Interest expense, net                                               12,344                      -                  12,344
   ----------------------------------------------------  ---------------------  ---------------------  ----------------------
   Loss before income taxes                                          (261,639)               (34,278)               (295,917)

   Income tax provision                                                   820                   (867)                    (47)
   ----------------------------------------------------  ---------------------  ---------------------  ----------------------
   Net loss                                                        $ (262,459)             $ (33,411)             $ (295,870)
   ====================================================  =====================  =====================  ======================

   ----------------------------------------------------  ---------------------  ---------------------  ----------------------
   EBITDA                                                          $    8,936              $ (13,451)             $   (4,515)
   ====================================================  =====================  =====================  ======================


                                                                                       2000*
                                                         --------------------------------------------------------------------
                                                              Restricted            Unrestricted
                                                             Subsidiaries           Subsidiaries           Consolidated
                                                         ---------------------  ---------------------  ----------------------
   Revenue, net                                                    $  121,968              $   3,777              $  125,745

   Cost of production                                                  37,633                  4,184                  41,817
   Selling, general and administrative expenses                        51,740                 12,895                  64,635
   Depreciation expense                                                 4,502                    359                   4,861
   Amortization expense                                                13,600                      -                  13,600
   ----------------------------------------------------  ---------------------  ---------------------  ----------------------

   Income (loss) from operations                                       14,493                (13,661)                    832

   Equity in loss from joint ventures                                    (233)                     -                    (233)
   Interest expense, net                                               14,792                      -                  14,792
   ----------------------------------------------------  ---------------------  ---------------------  ----------------------
   Loss before income taxes                                              (532)               (13,661)                (14,193)

   Income tax provision (benefit)                                       6,506                 (5,471)                  1,035
   ----------------------------------------------------  ---------------------  ---------------------  ----------------------
   Net loss                                                        $   (7,038)             $  (8,190)             $  (15,228)
   ====================================================  =====================  =====================  ======================

   ----------------------------------------------------  ---------------------  ---------------------  ----------------------
   EBITDA                                                          $   32,362              $ (13,302)             $   19,060
   ====================================================  =====================  =====================  ======================

  *Certain amounts have been reclassified, where appropriate, to conform to the current financial statement presentation.

                              ZIFF DAVIS MEDIA INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   For the Nine Months Ended December 31, 2001
                                 (in thousands)
                                   (unaudited)

                                                                                         2001
                                                          --------------------------------------------------------------------
                                                               Restricted            Unrestricted
                                                              Subsidiaries           Subsidiaries           Consolidated
                                                          ---------------------  ---------------------  ----------------------
   Revenue, net                                                     $  205,607              $  19,013              $  224,620
                                                                                                                            -
   Cost of production                                                   74,947                  6,779                  81,726
   Selling, general and administrative expenses                        114,109                 59,003                 173,112
   Restructuring charge                                                253,872                 23,617                 277,489
   Depreciation expense                                                 12,626                  8,244                  20,870
   Amortization expense                                                 41,766                      -                  41,766
   ----------------------------------------------------   ---------------------  ---------------------  ----------------------
   Income (loss) from operations                                      (291,713)               (78,630)               (370,343)

   Equity in loss from joint ventures                                     (192)                     -                    (192)
   Loss on sale of joint venture                                        (7,802)                     -                  (7,802)
   Interest expense, net                                                36,855                      -                  36,855
   ----------------------------------------------------   ---------------------  ---------------------  ----------------------
   Loss before income taxes                                           (336,562)               (78,630)               (415,192)

   Income tax provision                                                  1,341                   (840)                    501
   ----------------------------------------------------   ---------------------  ---------------------  ----------------------
   Net loss                                                         $ (337,903)             $ (77,790)             $ (415,693)
   ====================================================   =====================  =====================  ======================

   ----------------------------------------------------   ---------------------  ---------------------  ----------------------
   EBITDA                                                           $   16,359              $ (46,769)             $  (30,410)
   ====================================================   =====================  =====================  ======================


                                                                                         2000*
                                                          --------------------------------------------------------------------
                                                               Restricted            Unrestricted
                                                              Subsidiaries           Subsidiaries           Consolidated
                                                          ---------------------  ---------------------  ----------------------
   Revenue, net                                                     $  346,433              $   6,702              $  353,135

   Cost of production                                                  102,127                  4,271                 106,398
   Selling, general and administrative expenses                        158,632                 27,177                 185,809
   Depreciation expense                                                 10,572                    689                  11,261
   Amortization expense                                                 35,899                      -                  35,899
   ----------------------------------------------------   ---------------------  ---------------------  ----------------------
   Income (loss) from operations                                        39,203                (25,435)                 13,768

   Equity in income from joint ventures                                    983                      -                     983
   Interest expense, net                                                42,218                      -                  42,218
   ----------------------------------------------------   ---------------------  ---------------------  ----------------------
   Loss before income taxes                                             (2,032)               (25,435)                (27,467)

   Income tax provision                                                  6,579                 (5,211)                  1,368
   ----------------------------------------------------   ---------------------  ---------------------  ----------------------
   Net loss                                                         $   (8,611)             $ (20,224)             $  (28,835)
   ====================================================   =====================  =====================  ======================

   ----------------------------------------------------   ---------------------  ---------------------  ----------------------
   EBITDA                                                           $   86,657              $ (24,746)             $   61,911
   ====================================================   =====================  =====================  ======================

   *Certain amounts have been reclassified, where appropriate, to conform to the current financial statement presentation.

                             ZIFF DAVIS MEDIA INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                At December 31,
                                (in thousands)
                                  (unaudited)

                                                                    2001                2000

                                                              ------------------  ------------------
     Assets:

     Cash and cash equivalents                                        $  19,555           $  56,401
     Accounts receivable, net                                            45,226              73,590
     Restricted cash                                                          -              28,484
     Property and equipment, net                                         48,280              67,295
     Intangible assets, net                                             375,271             666,422
     Other assets                                                        26,562              45,260
     -------------------------------------------------------  ------------------  ------------------
     Total assets                                                     $ 514,894           $ 937,452
     =======================================================  ==================  ==================

     Liabilities and stockholder's equity:

     Accounts payable and accrued expenses                            $  80,330           $  72,329
     Current portion of long-term debt                                  179,201               9,202
     Unexpired subscriptions, net                                        36,212              42,759
     Long-term debt                                                     250,000             501,088
     Other liabilities                                                    8,879               5,909
     -------------------------------------------------------  ------------------  ------------------
     Total liabilities                                                  554,622             631,287

     Stockholder's equity                                               (39,728)            306,165

     -------------------------------------------------------  ------------------  ------------------
     Total liabilities & stockholder's equity                         $ 514,894           $ 937,452
     =======================================================  ==================  ==================